EXHIBIT 10.6

SERVICE CONTRACT
L.L. BROWN, INTERNATIONAL, INC.
CR 32066


AGREEMENT is made this 7TH day of January 2000, by the COUNTY OF WASHTENAW, a municipal corporation, with offices located in the County Administration Building, 220 North Main Street, Ann Arbor, Michigan 48107 (Count) and L.L. Brown International, Inc. located at 19435 68th Avenue South, Suite 105, Kent, Washington 98032 (Contractor).

         In consideration of the promises below, the parties mutually agree as follows:

ARTICLE I - SCOPE OF SERVICES

         The Contractor shall conduct a forty (40) hour training curriculum for a minimum of nine hundred (900) participants. The curriculum will include an Independent Thinking Skills course and a 30 Days to Gainful Employment course. The skills course is a twenty-four (24) curriculum and the employment course is a sixteen (16) hour curriculum.

         The program shall also include a series of retention classes, which will cover motivation, retention and career advancement issues. The retention sessions shall be between four and eight hours each as determined by need. These retention sessions will begin during the second or third month of the twelve-month services term. The frequency of these sessions will be specifically designed by ETCS staff and the Contractor. These training shall be delivered in three parts: day, evening, and weekend classes, depending upon customer needs.

Independent Thinking Skills courts will include at a minimum the following curriculum: Blind spots and conditioning How We Think The Negative Spiral of Self-defeating behavior Attitude Formation Comfort Zones.

The 30 Days to Gainful Employment course will include at a minimum the following curriculum: Creating a work history, Resume writing; cover letters, creating bullet statements, selling yourself with words

Application Workshop Specific job search techniques, Dressing for an interview Planning & problem solving for a successful interview, Interview skills Job Retention skills

The Contractor shall be responsible for providing the workbooks and essential materials to train the above curriculum as delineated and agreed to in the proposal.





         Additionally, the Contractor will develop and implement an Employers' Exchange program with the assistance of the ETCS Group. This program will establish a private sector employer group to serve as a marketing forum focus group for the Washtenaw County Workforce Development Board.

         The target group shall include the universal customer, Welfare-to-Work/Work First Program recipients referred by the Family Independence Agency to the Washtenaw County Michigan Works! Service Center, plus non-cash recipients who the Contractor shall readily recruit, and any participant who would benefit from the is training and receives services through the Michigan Works! Service Center. Recruitment strategies for non- cash recipients shall include ETCS staff providing contract names and addresses of these recipients. The contractor shall be responsible for recruiting these individuals.

                            ARTICE II - COMPENSATION

         The contract shall be based on a cost per participant rate of $360, at a minimum cost of $5,400 per week to serve no less than fifteen (15) participants. The number of participants may exceed fifteen, but the cost per



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participant rate may not exceed $360. The total contract dollar amount is not to exceed Two Hundred Eighty Thousand and Eight Hundred ($280,800) dollars.

                      ARTICLE III - REPORTING OF CONTRACTOR

Section 1 - The Contractor is to report to the ETCS Executive Director and will cooperate and confer with him/her as necessary to insure satisfactory work progress.

Section 2 - All reports, estimates, memoranda and documents submitted by the Contractor must be dated and bear the Contractors name.

Section 3 - All reports which must be submitted under this contract, including, but not limited to, performance reports and expenditure reports are subject to review and final approval by the ETCS; Group Director.

Section 4 - The County may review and inspect the Contractor's activities during the term of this contract.

Section 5 - When applicable, the Contractor will submit a final, written report to the ETCS Group Director.

Section 6 - After reasonable notice to the Contractor, the County may review any of the Contractor's internal records, reports, or insurance policies.

Section 7 - After reasonable notice to the Contractor, the Contractor shall make available to the Department of Career Development (formerly known as the Michigan Jobs Commission), Michigan Economic Development Corporation and /or their authorized representative(s), any books, documents, papers or records relating to this agreement for the purpose of audits, examinations, and record-keeping. Contractor shall keep such records for three years.

                                ARTICLE IV - TERM

         This contract begins on December 27, 1999 and ends on December 31, 2000.

                              ARTICLE V - PERSONNEL


Section 1 - The contractor will provide the required services and will not subcontract or assign the services without the County's written approval.

Section 2 - The Contractor will not hire any County employee for any of the required services without the County's written approval.

Section 3 - The parties agree that the Contractor is neither an employee nor an agent of the County for any purpose.

                     ARTICLE VI - INDEMNIFICATION AGREEMENT

         The Contractor will protect, defend and indemnify Washtenaw County, its offices, agents, servants, volunteers and employees from any and all liabilities, claims, liens, fines, demands and costs, including legal fees, of whatsoever kind and nature which may result in injury or death to any persons, including the Contractor's own employees, and for loss or damage to any property, including property owned or in the care, custody or control of Washtenaw County in connection with or in any way incident to or arising out of the occupancy, use, service, operations, performance or non-performance of work in connection with this contract resulting in whole or in part from negligent acts or omissions of contractor, any sub-contractor, or any employee, agent or representative of the contractor or any sub-contractor.




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ARTICLE VII - INSURANCE REQUIREMENTS

         The Contractor will maintain at its own expense during the term of this Contract, the following insurance:

     1. Workers' Compensation Insurance with Michigan statutory limits and Employers Liability Insurance with a minimum limit of $100,000 each accident for any employee.

     2. Comprehensive/Commercial General Liability Insurance with a combined single limit of $1,000,000 each occurrence for bodily injury and property damage.The County shall be added as "additional insured" on general liability policy with respect to the services provided under this contract.

     3. Automobile Liability Insurance covering all owned, hired and non-owned vehicles with Personal Protection Insurance and Property Protection Insurance to comply with the provisions of the Michigan No Fault Insurance Law, including residual liability insurance with a minimum combined single limit of $1,000,000 each accident for bodily injury and property damage.

         Insurance companies, named insured's and policy forms shall be subject to the approval of the Washtenaw County Administrator. Such approval shall not be unreasonably withheld. Insurance policies shall not contain endorsements or policy conditions which reduce coverage provided to Washtenaw County. Contractor shall be responsible to Washtenaw County or insurance companies insuring Washtenaw County for all costs resulting from both financially unsound insurance companies selected by Contractor and their inadequate insurance coverage. Contractor shall furnish the Washtenaw County Administrator with satisfactory certificates of insurance or a certified copy of the policy, if requested by the County Administrator.

         No payments will be made to the Contractor until the current certificates of insurance have been received and approved by the Administrator. If the Insurance as evidenced by the certificates furnished by the Contractor expires or is canceled during the term of the contract, services and related payments will be suspended. Contractor shall furnish the County Administrator's Office with certification of Insurance evidencing such coverage and endorsements at least ten (10) working days prior to commencement of services under this contract. Certificates shall be addressed to the County Administrator, P.O. Box 8645, Ann Arbor, MI, 48107, and shall provide for 30 day written notice to the Certificate holder of cancellation of coverage.

               ARTICLE VII - COMPLIANCE WITH LAWS AND REGULATIONS

         The Contractor will comply with all federal, state and local regulations, including but not limited to the Job Training Partnership Act as well as all applicable OSHA/MIOSHA requirements and the Americans with Disabilities Act.

                 ARTICLE IX - INTEREST OF CONTRACTOR AND COUNTY

         The Contractor promises that it has no interest which would conflict with the performance of services required by this contract. The Contractor also promises that, in the performance of this contract, no officer, agent, employee of the county of Washtenaw, or member of its governing bodies, may participate in any decision relating to this contract which affects his/her personal interest or the interest of any corporation, partnership or association in which he/she is directly or indirectly interested or has any personal or pecuniary interest. However, this paragraph does no apply if there has been compliance with the provisions of Section 3 of Act NO. 317 of the Public Acts of 1968 and/or Section 30 of Act No. 156 of Public Acts of 1951, as amended by Act no. 51 of the Public Acts of 1978, whichever is applicable.



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                          ARTICLE X - CONTINGENT FEES

         The Contractor promises that it has not employed or retained any company or person, other than bona fide employees working solely for the Contractor, to solicit or secure this contract, and that it has not paid or agreed to pay any company or person, other than bona fide employees working solely for the Contractor, any fee, commission, percentage, brokerage fee, gifts or any other consideration contingent upon or resulting from the award or making of this contract. For breach of this promise, the County may cancel this contract without liability or, at its discretion, deduct the full amount of the fee, commission, percentage, brokerage fee, gift or contingent fee from the compensation due the Contractor.

                   ARTICLE XI - EQUAL EMPLOYMENT OPPORTUNITY

         The Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, sex, sexual orientation, national origin, physical handicap, age, height, weight, marital status, veteran status, religion and political belief (except as it relates to a bona fide occupational qualification reasonably necessary to the normal operation of the business).

         The Contractor will take affirmative action to eliminate discrimination based on sex, race, or a handicap in the hiring of applicant and the treatment of employees. Affirmative action will include, but not be limited to:
Employment; upgrading, demotion or transfer, recruitment advertisement; layoff or termination; rates of pay or other forms of compensation; selection for training, including apprenticeship.

         The Contractor agrees to post notices containing this policy against discrimination in conspicuous places available to applicants for employment and employees. All solicitations or advertisements for employees, placed by or on the behalf of the Contractor, will state that all qualified applicants will receive consideration of employment without regard to race, creed, color, sex, sexual orientation, national origin, physical handicap, age, height, weight, marital status, veteran status, religion and political belief.

                           ARTICLE XII - EQUAL ACCESS

         The Contractor shall provide the services set forth in Article I without discrimination on the basis of race, color, religion, national origin, sex, sexual orientation, marital status, physical handicap, or age.

                   ARTICLE XIII - COPYRIGHTS/PATENTS LICENSES

Section 1 - If the Contractor develops under this Contract any book, document, writing, publication, software, recording, or other material whether in written, video, audio, or other format, Contractor grants a royalty-free, nonexclusive, irrevocable tight to the County and its funding sources to use, copy, and distribute or further use and copying any such material regardless of any copyright or other right of ownership Contractor may have or obtain., This Irrevocable grant of right shall not expire, and shall extend beyond the period of this agreement.

Section 2 - Contractor shall promptly notify the County if it produces under this Contract any patentable item, process, procedure, discovery, invention, or other patentable thing. The County shall then notify the grant funding source. Unless there is an agreement between the County and the grant funding source to the contrary, the County and Contractor shall be bound by the determination of the grant agreement.




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              ARTICLE XIV - OWNERSHIP OF DOCUMENTS AND PUBLICATION

         All documents developed as a result of this contract will be freely available to the public. None may be copyrighted by the Contractor. During the performance of the services, the Contractor will be responsible for any loss of or damage to the documents while they are in its possession and must restore the loss or damage at its expense. Any use of the information and results of this contract by the Contractor must reference the project sponsorship by the County. Any publication of the information or results must be co-authored by the County.

                       ARTICLE XV - YEAR 2000 COMPLIANCE

         Contractor hereby warrants and represents that all products, hardware, software, information (data), and electronic components and systems (all herein referred to as "equipment"), as well as all services, being furnished to Washtenaw county, or relied upon by Contractor in its provision of services or equipment to Washtenaw County, shall be "Year 2000 Compliant". As used herein, the term "Year 2000 Compliant" shall mean the equipment and services will perform the same functions and provide the same level of accurate information and calculations during 1999, 2000, and thereafter as it did prior thereto, including interface to and from other systems or organization.

         In the event of any recognition, calculation, or indication of Year 2000 Compliance problems, Contractor warrants that it shall make all necessary adjustments, corrections, or replacements at no cost to Washtenaw, County in order to assure that contractors' products, services and equipment are, or become "Year 2000 Compliant". Contractor agrees to reimburse the County or any costs incurred by the County as a result of contractors' failure to comply with the provision.

                      ARTICLE XVI - ASSIGNS AND SUCCESSORS

         This contract is binding on the County and the contractor, their successors and assigns. Neither the County nor the Contractor will assign or transfer its interest in this contract without the written consent of the other.

           ARTICLE XVII - MODIFICATION, TERMINATION, AND CANCELLATION

Section 1 - This contract may be unilaterally modified at any time by the county if required by changes in Federal, State or County laws, regulation, rules, policies or procedures. The Contractor must either accept the unilateral modification or give immediate notice of contract termination.

Section 2 - This contract may be bilaterally modified at any time by the execution of a written, signed contract modification.

Section 3 - This contract may be terminated in whole or in part for any the following reasons:

     a. either party may be terminate this contract for convenience by giving 30 calendar days advance written notice to the other party in person or by certified mail. All notice periods shall commence when written notice is deposited with the post office or personally delivered;

     b. either party may terminate this contract immediately for cause by giving written notice. Breach of any of the contract terms or attachments shall constitute cause for termination;

     c. if the County fail to receive sufficient federal and/or state funds to meet any or all of its contractual obligations due to fund reduction, suspension, termination or other causes, the County shall have the right to immediately and unilaterally reduced or terminate all or part of this contract;

     d. the County may terminate this contract for cause if the Contractor appears on the register of employers in violation of the National Labor Relations Act (State of Michigan, Public Act 278 of 1980).

Section 4 - If this contract is terminated early, the Contractor shall be entitled to allowable earnings prior to the date of termination, plus reasonable close-out costs approved by the County.

                    ARTICLE XVIII - DISPUTES AND GRIEVANCES

Section 1 - The Contractor will develop and maintain a system for the handing of grievances in accordance with the policies issued by the State and the County.



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Section 2 - In any dispute, both parties agree to informally discuss and attempt to resolve issues. In the event that informal discussion fails to resolve the disputed issues, either party may request formal resolution, in accordance with County procedures.

Section 3 - The Contractor agrees to participate in and be bound by disallowed cost, complaint or grievance decisions issued by the County. Such decision shall include opportunity for a fair hearing upon request. All such decision shall be fully enforceable in Michigan or Federal courts.

                          ARTICLE XIX - PAYROLL TAXES

         The Contractor is responsible for all applicable state and federal social security benefits and unemployment taxes and agrees to indemnify and protect the County against such liability.

                        ARTICLE XX - PRACTICE AND ETHICS

         The parties will conform to the code of ethics of their respective national professional associations.

                      ARTICLE XXI - PREVAILING WAGE RATES

         The Contractor agrees that all craftsmen, mechanics and labors it employs to work on this project shall, at a minimum, receive the prevailing wages and fringe benefits of the Building Trade Department for corresponding classes of craftsmen, mechanics and laborers for the Washtenaw County area, as determined and published by the Davis-Bacon Division of the United States Department of Labor. Contractor agrees that all subcontracts entered into by the Contractor shall contain a similar provision covering any sub-contractor's employees who perform work on this project.

            ARTICLE XXII - CHANGES IN SCOPE OR SCHEDULE OF SERVICES

         Changes mutually agreed upon by the County and the Contractor, will be incorporated into this contract by written amendments signed by both parties.

                    ARTICLE XXIII - CHOICE OF LAW AND FORUM

         This contract is to be interpreted by the laws of Michigan, The parties agree that the proper forum for litigation arising out of this contract is in Washtenaw county, Michigan.



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                        ARTICLE XXIV - EXTENT OF CONTRACT

         This contract represents the entire agreement between the parties and supersedes all prior representations, negotiations or agreements whether written or oral.

ATTESTED TO:                                WASHTENAW COUNTY

By:/s/ Peggy M. Haines   1-7-00             By:/s/ Robert E. Guenzel    12-28-99
       ------------------------             -----------------------------
           Peggy M. Haines  (DATE)           Robert E. Guenzel   (DATE)
         County Clerk/Register               County Administrator

APPROVED AS TO FORM BY                      L.L. BROWN INTERNATIONAL, INC.


By:/s/ Curtis N. Hedger    12/28/99         By:/s/ Lester L. Brown    12/23/99
       ----------------------------           ---------------------------
         Curtis N. Hedger  (DATE)             Lester L. Brown  (DATE)
         Office of Corporation Counsel        Vice President